Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement of Permian Basin Royalty Trust and ConocoPhillips on Form S-3 of our report dated March 14, 2006, relating to the financial statements of Permian Basin Royalty Trust and our report on internal control over financial reporting of Permian Basin Royalty Trust, appearing in the Annual Report on Form 10-K of Permian Basin Royalty Trust for the year ended December 31, 2005, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Dallas, Texas
June 20, 2006